EXHIBIT 107

FORM S-8
(Form Type)
FOOT LOCKER, INC.
(Exact Name of Registrant as Specified in its Charter)
Table I: Newly Issued Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	Rules 457(c) and 457(h)	10,300,000(3)	$38.76	$399,228,000	$110.20 per $1,000,000	$43,994.92
Equity	Common stock, $0.01 par value per share	Rules 457(c) and 457(h)	3,000,000(4)	$38.76	$116,280,000	$110.20 per $1,000,000	$12,814.06
	Total Offering Amounts				$515,508,000		$56,808.98
	Total Fee Offsets						$0.00
	Net Fee Due						$56,808.98
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”) of Foot Locker, Inc. (the “Company”) that becomes issuable under the Foot Locker 2007 Stock Incentive Plan (Amended and Restated as of March 22, 2023) (the “Stock Incentive Plan”) and the 2023 Foot Locker Employee Stock Purchase Plan (the “2023 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)

Estimated pursuant to Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Common Stock, as reported on the New York Stock Exchange on May 11, 2023.

(3)	Represents shares of Common Stock of the Company available for future issuance under the Stock Incentive Plan.

(4)	Represents shares of Common Stock of the Company available for future issuance under the 2023 ESPP.